Exhibit 4.19
Supplemental Indenture
This Supplemental Indenture (this “Supplemental Indenture”), dated as of April 4, 2024, among SVC Higgins Road TRS LLC and SVC Mannheim Road TRS LLC, each a limited liability company formed and existing under the laws of the State of Maryland (collectively, the “Additional Subsidiary Guarantors”), each a subsidiary of Service Properties Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the “Company”), the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking organization organized and existing under the laws of the United States (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company (then known as Hospitality Properties Trust) and the Trustee are parties to an Indenture (the “Base Indenture”), dated as of February 3, 2016 (as supplemented by that certain Ninth Supplemental Indenture (the “Ninth Supplemental Indenture”), dated as of June 17, 2020, among the Company, the Initial Subsidiary Guarantors party thereto and the Trustee, providing for the issuance of the Company’s 7.50% Senior Notes due 2025 (the “Notes”), as supplemented by that certain Supplemental Indenture, dated as of July 15, 2020, among the Company, the Subsidiary Guarantors party thereto and the Trustee, that certain Supplemental Indenture, dated as of October 9, 2020, among the Company, the Subsidiary Guarantors party thereto and the Trustee, that certain Supplemental Indenture, dated as of November 13, 2020, among the Company, the Subsidiary Guarantors party thereto and the Trustee, that certain Supplemental Indenture, dated as January 29, 2021, among the Company, the Subsidiary Guarantor party thereto and the Trustee, that certain Supplemental Indenture, dated as of July 8, 2021, among the Company, the Subsidiary Guarantors party thereto and the Trustee, that certain Supplemental Indenture, dated as of October 28, 2021, among the Company, the Subsidiary Guarantor party thereto and the Trustee, and that certain Supplemental Indenture, dated as of July 27, 2023, among the Company, the Subsidiary Guarantors party thereto and the Trustee, and as from time to time hereafter further amended, supplemented or otherwise modified so far as it applies to the Notes, the “Indenture”);
WHEREAS, the Indenture provides that under certain circumstances the Additional Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Subsidiary Guarantors will fully and unconditionally guarantee the Notes, jointly and severally with all of the other Subsidiary Guarantors, on the terms and conditions set forth herein;
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company, each Additional Subsidiary Guarantor and the Trustee have been done; and
WHEREAS, pursuant to Section 901 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Additional Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Agreement to Guarantee. Each Additional Subsidiary Guarantor hereby agrees that its obligations to the Holders and the Trustee pursuant to the Subsidiary Guarantee shall be as expressly set forth in Article 6 of the Ninth Supplemental Indenture and in such other provisions of the Indenture as are applicable to the Subsidiary Guarantors (including, without limitation, Article 3 of the Ninth Supplemental Indenture), and reference is made to the Indenture for the precise terms of this Supplemental Indenture. The terms of Article 6 of the Ninth Supplemental Indenture and such other provisions of the Indenture (including, without limitation, Article 3 of the Ninth Supplemental Indenture) as are applicable to the Subsidiary Guarantors are incorporated herein by reference.
3.THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
4.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
5.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
6.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Subsidiary Guarantors and the Company.
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    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
COMPANY:

SERVICE PROPERTIES TRUST

By: /s/ Brian E. Donley
    Name: Brian E. Donley
    Title: Chief Financial Officer and Treasurer

ADDITIONAL SUBSIDIARY GUARANTORS:

SVC HIGGINS ROAD TRS LLC
SVC MANNHEIM ROAD TRS LLC

By: /s/ Brian E. Donley
Name: Brian E. Donley
Title: Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture for 7.50% Senior Notes due 2025 (April 2024)]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:/s/ David W. Doucette
Name: David W. Doucette
Title: Vice President

[Signature Page to Supplemental Indenture for 7.50% Senior Notes due 2025 (April 2024)]